Exhibit 10.1

One Jake Brown Road Old Bridge, New Jersey 08857 Tel: 732-679-4000 Fax: 732-679-4353 www.blondertongue.com

June 29, 2018

Mr. Ronald Alterio

501 Aylesbury Lane

Delray Beach, FL 33444

Dear Ron:

This letter supersedes and replaces our prior letter to you dated June 28, 2018. On behalf of Blonder Tongue Laboratories, Inc. (the “Company”), I am pleased to offer you employment with our Company. We look forward to a successful working relationship providing the highest quality of products and services to our customers.

Your compensation, benefits, and other initial employment terms are summarized on the enclosed schedule.

On your first day of employment you should report to Bruce Gureck and bring with you evidence of your legal authorization to work in the U.S. I enclose the Company’s Proprietary Information and Inventions Agreement, which you must sign and return prior to your first day of work.

By signing below, you are accepting employment and agreeing to all the terms of this letter and its enclosures, which supersede any prior agreements, representations, or discussions regarding your employment.

We look forward to your joining our team.

Sincerely,

Eric Skolnik
Senior Vice President

Accepted and Agreed:

/s/ Ronald Alterio

Ronald Alterio

Dated: 06/29/18

Enc:	Schedule of Compensation, Benefits, and Other Terms
Proprietary Information and Inventions Agreement

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SCHEDULE OF COMPENSATION, BENEFITS, AND OTHER TERMS

Expected Start Date:	July 23, 2018 (“Start Date”)

Position:	Vice President - Chief Technology Officer (CTO)
Reports to COO
Direct Reports - Engineering & Product Management
You will be based in Old Bridge, NJ

Salary:	$214,000 per year, less taxes and withholdings.

Bonus Plan:	You will be eligible to participate in the Executive Officer Salary Bonus Plan, subject to the terms of the Plan, as determined by the Compensation Committee.

Stock Option Award:	You will be granted stock options entitling you to purchase up to 150,000 shares of Common Stock (“Stock Options”), with the grant date being the second business day following the date on which the Company releases its earnings for the fiscal quarter ending June 30, 2018 (the “Grant Date”). The Stock Options will not be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (they will be “non-qualified stock options”).

The exercise price of your Stock Options will be set on the Grant Date, based on the arithmetic mean of the high and low selling price of the Company’s common stock on the Grant Date, as reported by the NYSE American Exchange, consistent with the terms of the 2016 Plan.

Your Stock Options will vest at the rate of 50,000 per year on each of the three one-year anniversaries of your Start Date, such that the first date on which any of the Stock Options will vest and be exercisable shall be on the first anniversary of the Start Date, all as will be more fully set forth in an Option Agreement that will be entered into with you as of the Grant Date. Vesting will be accelerated upon a change in control of the Company. For this purpose, “change in control of the Company” shall mean a change in control of such nature that it would be required to be reported to the Securities and Exchange Commission pursuant to Schedule 14A of Regulation 14A or any successor provision (whether or not the Company is then subject to such reporting requirements). A change of control will be deemed to have occurred if any person, other than persons or entities who on the date hereof are the “beneficial owners” (as determined pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding securities, is or becomes the “beneficial owner” of 25% or more of the combined voting power of the outstanding securities of the Company or if during two consecutive year periods, the directors at the beginning of such periods cease for any reason during the two-year period to constitute a majority of the Board of Directors of the Company.

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The Stock Options will be granted to you as an inducement award in accordance with the requirements for such awards set forth in the New York Stock Exchange Listed Company Manual, and not pursuant to any shareholder-approved plan maintained by the Company; as such the shares shall be subject to restrictions pursuant to Rule 144 under the Securities Act of 1933 as well as all other applicable securities laws as a result of your anticipated status as a person subject to Section 16 of the Securities Exchange Act of 1934.
Relocation Expenses:	You will be eligible for (i) housing rental expense reimbursement, payable in monthly increments no greater than $2,500 per month, up to a maximum aggregate amount of $15,000, and (ii) reimbursement up to a maximum of $15,000 for reasonable out-of-pocket, documented expenses associated with your relocation. Documentation associated with these expenses must be provided to the Company prior to reimbursement of payment.

Paid Time Off:	You will be eligible for (i) five (5) vacation days during the remainder of calendar year 2018 and (ii) fifteen (15) vacation days per calendar year for each calendar year thereafter (or such greater number of days to which you may be entitled under the Company’s then standard employment policies) and (iii) up to six (6) sick days per year, in addition to Company-paid holidays.

Benefits:	Eligibility to participate in the Company’s sponsored group health insurance coverage (medical, dental, vision), life insurance, and long-term disability plan commences on or about the Start Date, but in no event later than the first day of the calendar month following the Start Date. You will be eligible to participate in the Company’s 401(k) plan after six months of employment.

Status:	Full-time employee. This position is not eligible for overtime as it is exempt from overtime under applicable law. You will be employed as an at-will employee, meaning either you or the Company can end the employment relationship at any time for any reason or no reason.

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Work Location:	You will be based in the Company’s Old Bridge, NJ office. However, your position will involve travel time away from the Company’s office from time to time. Any work-related injuries, even if sustained away from the office, are to be reported to the Company immediately. You must take all necessary and reasonable steps to safeguard the security of both electronic and paper records from unauthorized disclosure or damage, whether on-site or at a remote work location, and follow any applicable information technology or security policies relating thereto.

Company Standards:	As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, and reliability. Employment is subject to all of the policies and procedures of the Company, as amended from time to time, including but not limited to the Code of Ethics, the Insider Trading Policy, and the Employee Handbook, copies of which are available upon request for your review. As an executive officer of a public company, you will also be subject to compliance with all applicable federal and state securities laws.

Third Party Agreements:	You represent that you have provided to the Company (or the Company’s counsel) copies of any agreements with any current or former employers or other third parties that could restrict your ability to be employed or that limit the manner in which you may be employed. You further represent that you are not subject to any agreements with any current or former employers or other third parties that prevent you from accepting employment with the Company or performing the duties of your position. You agree not to bring to the Company or use in performing your duties for the Company any current or former employer or third-party confidential or proprietary information or trade secrets. You also agree that you will not conduct yourself in a manner that would be violative of any such agreement with your current or former employers.

The Company has the right to modify the terms referenced herein at any time, consistent with any plan terms and applicable law. You acknowledge and agree that the Company has not provided you any legal or tax advice and that you have had a reasonable opportunity to consult with your own legal and tax advisors if you so choose.

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